Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:	Martha Fleming, Steve Brolly Fidelity Southern Corporation (404) 240-1504
FIDELITY SOUTHERN CORPORATION
REPORTS SECOND QUARTER LOSS
     ATLANTA, GA. (August 11, 2008) — Subsequent to our Earnings Release of July 17, 2008, Fidelity Southern Corporation (“Fidelity”) (NASDAQ:LION) received updated appraisals on certain houses and lots that are collateral for loans and troubled assets that Fidelity held at June 30, 2008. After a thorough review of the appraisals, management determined the values of those troubled assets needed adjustment. As a result, management reevaluated the assumptions used to determine the fair value of all troubled assets at June 30, 2008. Based on that reevaluation, Fidelity recorded an additional $1.1 million provision for loan losses and an additional $362,000 write-down of Other Real Estate as of June 30, 2008, resulting in a net loss of $902,000 for the second quarter of 2008. Basic and diluted loss per share for the second quarter of 2008 was $.10. Net income for the first six months of 2008 was $208,000. Basic and diluted earnings per share for the first six months of 2008 were $.02.
     Fidelity Southern Corporation, through its operating subsidiaries Fidelity Bank and LionMark Insurance Company, provides banking services and credit related insurance products through 23 branches in Atlanta, Georgia, a branch in Jacksonville, Florida, and an insurance office in Atlanta, Georgia. SBA loans are provided through employees located throughout the Southeast. For additional information about Fidelity’s products and services, please visit the website at www.FidelitySouthern.com.
     This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties. For a discussion of some factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward Looking Statements” on page 3 of Fidelity Southern Corporation’s 2007 Annual Report filed on Form 10-K with the Securities and Exchange Commission.